Exhibit 10.6

EXECUTION VERSION

LEASE

LANDLORD:

WALTHAM WINTER STREET 880 LP

TENANT:

BG MEDICINE, INC.

LEASE Dated: June 10, 2013

ARTICLE I

DEMISING CLAUSE AND DEFINED TERMS

1.1	Demising Clause.

This lease (this “Lease”) is made and entered into by and between the Landlord and the Tenant, as defined below, as of the date set forth above. In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as, defined below, on all of the terms and conditions set forth herein.

1.2	Defined Terms.

The terms listed below shall have the following meanings throughout this Lease:

LANDLORD:	Waltham Winter Street 880 LP, a Delaware limited partnership

LANDLORD’S ORIGINAL ADDRESS:	c/o Clarion Partners, LLC 101 Arch Street Boston, Massachusetts 02110

TENANT:	BG Medicine, Inc.

TENANT’S ORIGINAL ADDRESS:	610 North Lincoln Street Waltham, MA 02451 Attn: CFO with a copy to: Mintz Levin Cohn Ferris Glovsky and Popeo, PC One Financial Center Boston, MA 02111 Attn: Allan Caggiano, Esq.

BUILDING:	The building located at 880 Winter Street, Waltham, Massachusetts, and located on the parcel of land (the “Lot”) described in Exhibit A.

PROPERTY:	The Building and the Lot.

TENANT’S SPACE:	Approximately 11,682 rentable square feet (“RSF”) on the second floor, as shown on Exhibit B.

COMMENCEMENT DATE:	As defined in Section 2.5.

RENT COMMENCEMENT DATE:	The first day after four (4) full months after the Commencement Date.

TERM:	Five (5) years and four (4) months commencing on the Commencement Date.

FIXED RENT:

	Per Annum	Per Month

Lease Year 1*	$376,744.50	$31,395.38
Lease Year 2	$382,585.50	$31,882.13
Lease Year 3	$388,426.50	$32,368.88
Lease Year 4	$394,267.50	$32,855.63
Lease Year 5	$400,108.50	$33,342.38

*	“Lease Year” shall mean each consecutive period of twelve (12) calendar months from and after the Rent Commencement Date.

TENANT’S OPERATING EXPENSE BASE:	Tenant’s Proportionate Share of the total Operating Expenses for the Property incurred during calendar year 2014 (January 1, 2014 through December 31, 2014).

TENANT’S TAX BASE:	Tenant’s Proportionate Share of the fiscal year 2014 Real Estate Taxes for the Property (July 1, 2013 through June 30, 2014), as adjusted by the results of any abatement, reassessment or litigation.

TOTAL RENTABLE FLOOR AREA OF THE BUILDING:	218,585 rentable square feet

TENANT’S PROPORTIONATE SHARE:	Tenant’s Proportionate Share is based on a fraction, the total rentable square feet of the Building as the denominator (218,584 sq. ft.) and the total rentable square feet of the Premises as the numerator (11,682 sq. ft.). Tenant’s Proportionate Share is 5.344%.

PERMITTED USES:	General office use and uses ancillary thereto, and for no other purpose.

SECURITY DEPOSIT:	See Section 8.17

BROKER:	Richards Barry Joyce and Partners

1.3	Exhibits. There are incorporated as a part of this Lease:

EXHIBIT A	-	Property Description

EXHIBIT B	-	Floor Plan

EXHIBIT C	-	Tenant Work Letter

EXHIBIT D	-	Landlord’s Services

EXHIBIT E	-	Rules and Regulations

EXHIBIT F	-	Insurance Requirements

1.4	Table of Contents

ARTICLE I

	DEMISING CLAUSE AND DEFINED TERMS	1
1.1	Demising Clause	1
1.2	Defined Terms	1
1.3	Exhibits. There are incorporated as a part of this Lease:	3
1.4	Table of Contents	3

ARTICLE II

	PREMISES, TERM AND RENT	1
2.1	The Premises	1
2.2	Parking	1
2.3	Rights to Use Common Facilities	1
2.4	Landlord’s Reservation	1
2.5	Habendum: Commencement Date	2
2.6	Monthly Fixed Rent Payments	2
2.7	Adjustments for Operating Expenses	2
2.8	Adjustments for Real Estate Taxes	4
2.9	Electricity Charge	6
2.10	Due Date of Additional Payments; No Offsets	6
2.11	Late Payment of Rent	6
2.12	Renewal Option	7

ARTICLE III

	CONSTRUCTION	8
3.1	Premises As Is	8
3.2	Landlord’s Work	8

3.3	General Provisions Applicable to Construction	8
3.4	Liens	9
3.5	Soft Cost Allowance	9

ARTICLE IV

	LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS	9
4.1	Services Furnished by Landlord	9
4.2	Additional Services Available to Tenant	9
4.3	Roof, Exterior Wall, Floor Slab and Common Facility Repair	10
4.4	Quiet Enjoyment	10
4.5	Interruptions and Delays in Service and Repairs, etc.	10
4.6	Payment of Litigation Expenses	10
4.7	Landlord to Maintain Insurance; Waiver of Subrogation	10

ARTICLE V

	TENANT’S COVENANTS	12
5.1	Payments	12
5.2	Repair and Yield Up	12
5.3	Use	12
5.4	Obstructions; Items Visible from Exterior; Rules and Regulations; Signs	13
5.5	Safety Appliances; Hazardous Materials	13
5.6	Assignment; Sublease	14
5.7	Indemnity; Insurance; Waiver of Subrogation	16
5.8	Personal Property at Tenant’s Risk	19
5.9	Right of Entry	19
5.10	Floor Load; Prevention of Vibration and Noise	19
5.11	Personal Property Taxes	19
5.12	Payment of Litigation Expenses	19
5.13	Compliance with Insurance Regulations	20

ARTICLE VI

	CASUALTY AND TAKING	20
6.1	Termination or Restoration; Rent Adjustment	20
6.2	Eminent Domain Award	21

ARTICLE VII

	DEFAULT	21
7.1	Events of Default	21
7.2	Landlord’s Rights and Tenant’s Obligations after Termination	22

ARTICLE VIII

	MISCELLANEOUS	23
8.1	Notice of Lease; Consent and Approval; Notices; Bind and Inure	23
8.2	Landlord’s Failure to Enforce	24
8.3	Acceptance of Partial Payments of Rent; Delivery of Keys	24
8.4	Cumulative Remedies	24
8.5	Partial Invalidity	24
8.6	Self-Help	24
8.7	Estoppel Certificate	25
8.8	Waiver of Subrogation	25
8.9	All Agreements Contained	25
8.10	Brokerage	25
8.11	Submission Not an Option	26
8.12	Applicable Law	26
8.13	Waiver of Jury Trial	26
8.14	Access and Security	26
8.15	Holdover	26
8.16	Limitation on Liability	26
8.17	Security Deposit	27

ARTICLE IX

	RIGHTS OF PARTIES HOLDING PRIOR INTERESTS	27
9.1	Lease Subordinate	27
9.2	Rights of Holder of Mortgage to Notice of Defaults by Landlord and to Cure Same	28

ARTICLE II

PREMISES, TERM AND RENT

2.1	The Premises

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Tenant’s Space in the Building, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator shafts, the roof, storage areas, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if Tenant’s Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant’s Space with such exclusions is hereinafter referred to as the “Premises.”

2.2	Parking

Tenant and its employees and visitors shall be permitted to use thirty-nine (39) parking spaces in the parking areas on a non-exclusive basis in common with other Building tenants on the Lot, without charge, including six (6) spaces in the covered parking garage beneath the Building. Tenant shall not sublet, assign or otherwise transfer its right to use parking spaces in the garage beneath the Building without the prior written consent of Landlord except in connection with a sublease or assignment to a Tenant Affiliate (as defined in Section 5.6 below).

2.3	Rights to Use Common Facilities

Tenant shall have, as appurtenant to the Premises, rights to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, corridors, stairways, elevators and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises, (b) common walkways and driveways necessary for access to the Building and the loading area in the rear of the Building, (c) full-service cafeteria, the Building conference room café and fitness center, (d) to the extent made available for use by other tenants and occupants of the Building, putting green, basketball court, common deck and patio area, common area conference facilities, wireless internet service in building common areas, on-site management, and other common areas of the Building or the office park in which the Building is located made available for use by other tenants and occupants thereof and (e) if the Premises include less than the entire rentable area of any floor, the common toilets, corridors and elevator lobbies of such floor.

2.4	Landlord’s Reservation

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s Permitted Use and upon reasonable prior notice: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be (i) completed in a manner that does not unreasonably interfere with Tenant’s use of the Premises and the operation of its business therein, and (ii) located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

2.5	Habendum: Commencement Date

Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing for the Term unless sooner terminated as provided in Section 6.1 or ARTICLE VII.

The Commencement Date shall be the date on which Landlord’s work is Substantially Completed as defined in Section 3.2.

2.6	Monthly Fixed Rent Payments

Tenant shall pay, commencing on the Rent Commencement Date, without notice, demand, offset or deduction, monthly installments of Fixed Rent in advance on the first day of each month to such person and at such place as Landlord shall from time to time designate by notice to Tenant. Landlord initially designates its address set forth in Section 1.2 for this purpose.

Fixed Rent for any partial calendar month following the Rent Commencement Date shall be prorated on a daily basis, and shall be due and payable in advance on the Rent Commencement Date.

2.7	Adjustments for Operating Expenses

A. Terms used herein are defined as follows:

(1) “Operating Expenses for the Property” means the cost of operation of the Property which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made and items of expense referred to in Section 2.8 hereof, but shall include, without limitation, the following: premiums for insurance carried with respect to the Property; compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in directly operating, repairing, maintaining, or cleaning of the Property; steam, water, sewer, electric, gas, oil and telephone and other utility charges; costs of building and cleaning supplies, materials and equipment; costs of maintenance, cleaning and repairs; costs of snow removal and care of landscaping; fees, expenses and contributions for the Building and Property to the common expenses of the office park in which they are located; payments under service contracts for any of the foregoing services with independent contractors or subsidiaries or affiliates of Landlord; management fees at commercially reasonable rates (which rates collectively shall not exceed 5% of gross rents) consistent with the type of occupancy and the service rendered and all other commercially reasonable and necessary expenses paid in connection with the operation, repair, cleaning and maintenance of the Property. Any of the services may be performed by subsidiaries or affiliates of Landlord, provided that the contracts for the performance of such services shall be competitive with comparable first class office buildings in the Boston metropolitan area.

For purposes of the preceding definition, the Operating Expenses for the Property shall include the cost (amortized with interest using generally accepted accounting principles) of any capital improvement (including, without limitation any equipment installed as a fixture) made by Landlord for the purpose of (a) reducing other operating costs; or (b) complying with any governmental requirement (including, without limitation, any law, ordinance, code, regulation or bylaw) which shall first become applicable to the Property after the date of this Lease.

Notwithstanding anything to the contrary contained in this Lease, the following are specifically excluded from Operating Expenses: (i) costs of capital improvements (except as otherwise set forth in this Section 2.7(A)(i) above); (ii) costs of correcting defects in design and/or construction of the Premises (excluding defects arising from Tenant’s Work), the Building, or costs in constructing any additional buildings or improvements on the Lot; (iii) depreciation (iv) interest and principal payments on mortgages and other debt costs, if any, and any penalties assessed as a result of Landlord’s late payments of such amounts; (v) real estate broker leasing commissions or compensation in connection with leasing or obtaining new tenants of the Building; (vi) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise; (vii) attorneys’ fees, costs disbursements, advertising and marketing and other expenses incurred in connection with the negotiation of leases with prospective tenants of the Building; (viii) rent for space which is not actually used by Landlord in connection with the management or operation of the Property; (ix) all costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents, contractors or assigns of the terms and conditions of the Lease, or any valid, applicable building code, governmental rule, regulation or law; (x) except for the referenced management compensation, any overhead or profit increments to any subsidiary or affiliate of Landlord for services on or to the Property, to the extent that the costs of such services exceed market costs for such services; (xi) the cost of constructing tenant improvements for Tenant or any other tenant of the Property; (xii) contingency or replacement reserves (xiii) wages, salaries or other compensation to any employees or officers, directly or indirectly, above the level of property manager; (xiv) costs associated with the operation of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation of the Property; (xv) utility costs to the extent any tenant directly contracts and pays such costs to the supplier thereof; and (xvi) marketing and advertising expenses related to leasing the Building; and (xvii) costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such item.

(2) The “Operating Statement” shall mean a statement rendered to Tenant by Landlord, which Landlord shall deliver to Tenant within one hundred twenty (120) days or as soon thereafter as reasonably possible after the end of each calendar year during the Term. The Operating Statement shall be in reasonable detail, certified by Landlord’s representative, and show the amount of the Operating Expenses for the Property and the Operating Expenses Allocable to the Premises for the preceding Lease Year or fraction thereof, as the case may be.

(3) The phrase “Operating Expenses Allocable to the Premises” means Tenant’s Proportionate Share of the Operating Expenses for the Property.

(4) In any calendar year when the Building has an average annual occupancy rate of less than ninety-five percent (95%), then, for the purpose of this Section 2.7, items which are variable according to occupancy comprising the Operating Expenses for the Property shall be equitably adjusted as though the Building were ninety-five percent (95%) occupied. In any calendar year when the Building has an average annual occupancy rate of ninety-five percent (95%) or more then the Operating Expenses for the Property shall be the actual Operating Expenses for the Property.

B. If, with respect to any calendar year or fraction thereof ending within the Term, the Operating Expenses Allocable to the Premises for a full calendar year exceed Tenant’s Operating Expense Base then, within thirty (30) days after receipt by Tenant of the Operating Statement, Tenant shall pay to Landlord, as additional rent, the amount of such excess, less any amounts previously paid by Tenant pursuant to Paragraph C below. In the event the actual amounts due for the period encompassed by Landlord’s statement are less than the estimated amounts theretofore paid by Tenant with respect to such period, Tenant shall receive a credit for the excess amounts paid, which credit may be applied against subsequent installments of additional rent due under this Section 2.7, or, if this Lease has already been terminated, Landlord shall refund such amounts to Tenant.

C. Landlord shall have the right from time to time by notice to Tenant to estimate amounts required to be paid by Tenant under this Section 2.7 to reflect Landlord’s latest reasonable estimate of the actual amounts which will be due from Tenant hereunder based upon then current budgets and expenditures incurred to date. Following any notice by Landlord requesting that Tenant make estimated monthly payments toward its obligation under this Section 2.7, Tenant shall make such monthly payments in accordance with such notice, until further notice is given by Landlord. If the Term of this Lease expires prior to the determination by Landlord and payment by or refund to Tenant of any amounts due hereunder, Tenant’s obligation to pay and Landlord’s obligation to refund such amounts for any portion of the Term of this Lease shall survive the termination of this Lease even though determination of such amounts may not be made until after such termination.

D. Landlord agrees to keep books and records showing Operating Expenses for the Property in accordance with a system of accounts and accounting practices consistently maintained. Tenant shall have the right, at its sole expense, upon reasonable prior notice to Landlord, to inspect such books and records at Landlord’s office during business hours for one hundred twenty (120) days following receipt of an annual Operating Statement; provided, however, that such right may not be exercised by an agent of Tenant whose fee is based on the success of the inspection. Should such inspection reveal errors in excess of five percent (5%), Landlord shall reimburse Tenant for its out of pocket expenses of such inspection.

2.8	Adjustments for Real Estate Taxes

A. Terms used herein are defined as follows:

(1) “Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(2) “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate Real Estate Taxes on the Property with respect to that Tax Year, reduced by any abatements actually received with respect to that Tax Year.

(3) “Real Estate Taxes for the Property” means all taxes and special assessments of every kind and nature assessed by any governmental authority on the Lot or the Building or the Property which Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Lot, the Building and the Property and commercially reasonable expenses of any proceedings for abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem tax of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Lot or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in Massachusetts) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes shall be included within the term “Real Estate Taxes” but only to the extent that the same would be payable if the Lot, Building, or Property were the only property of Landlord.

(4) The “Tax Statement” shall mean a statement rendered to Tenant by Landlord within thirty (30) days or as soon thereafter as reasonably possible after receipt of the real estate tax bills for each fiscal year (or partial year, if applicable) during the Term and within ninety (90) days or as soon thereafter as reasonably possible after Lease termination. The Tax Statement shall be in reasonable detail and certified by a representative of Landlord showing for the respective fiscal year or fraction thereof, as the case may be, Real Estate Taxes for the Property.

(5) “Tax Expenses Allocable to the Premises” means Tenant’s Proportionate Share of Real Estate Taxes for the Property.

B. If with respect to any Tax Year, Tax Expenses Allocable to the Premises exceed Tenant’s Tax Base, then within thirty (30) days after receipt by Tenant of the Tax Statement, Tenant shall pay to Landlord, as additional rent, the amount of such excess, less any amounts previously paid by Tenant pursuant to Paragraph C below. In the event the actual amounts due for the period encompassed by the Tax Statement are less than the estimated amounts theretofore paid by Tenant with respect to such period, Tenant shall receive a credit for the excess amounts paid, which credit may be applied against subsequent installments of additional rent due under this Section 2.8, or, if this Lease has already been terminated, Landlord shall refund such amounts to Tenant. Appropriate prorations shall be made for those periods at the beginning or end of the Term which are less than a full Tax Year.

C. Landlord shall have the right from time to time by notice to Tenant to estimate amounts required to be paid by Tenant under this Section 2.8 to reflect Landlord’s latest reasonable estimate of the actual amounts which will be due from Tenant hereunder. Following any notice by Landlord requesting that Tenant make estimated monthly payments toward its obligation under this Section 2.8, Tenant shall make such monthly payments in accordance with such notice, until further notice is given by Landlord. If the Term of this Lease expires prior to the determination by Landlord and payment by or refund to Tenant of any amounts due hereunder, Tenant’s obligation to pay and Landlord’s obligation to refund such amounts for any portion of the Term of this Lease shall survive the termination of this Lease even though determination of such amounts may not be made until after such termination.

D. To the extent that Real Estate Taxes shall be payable to the taxing authority in installments for periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments with respect to such periods rather than with respect to such full Tax Year.

E. No decrease in Real Estate Taxes for the Property with respect to any Tax Year shall result in a reduction of the Fixed Rent payable by Tenant.

2.9	Electricity Charge

Tenant shall pay $1.50 per rentable square foot per year for the estimated cost of electricity for lights and outlets within the Premises, payable in equal monthly installments with the Fixed Rent and subject to the reconciliation process set forth in Section 2.7(B). The actual cost of Tenant’s share of electricity within the Premises shall be included in the annual Operating Statement along with Tenant’s Proportionate Share of common area electricity. Tenant shall not exceed electrical usage of 8.0 watts per square foot included in the Premises. If not already submetered, Landlord shall install a submeter in the Premises at its sole cost on or before the Commencement Date.

2.10	Due Date of Additional Payments; No Offsets

Except for Operating Expenses for the Property estimated in accordance with Section 2.7(C) and Real Estate Taxes for the Property estimated in accordance with Section 2.8(C) (both of which shall be paid in advance on the first of each month with Fixed Rent) or as otherwise specifically provided herein, any sum, amount, item or charge designated or considered as additional rent in this Lease shall be paid by Tenant to Landlord on or before the thirtieth (30th) day after Landlord notifies Tenant of the amount payable. Any such notice shall specify in reasonable detail the basis of such additional rent. Additional rent shall be paid by Tenant to Landlord without offset or deduction.

2.11	Late Payment of Rent

If any installment of Fixed Rent or payment of additional rent is paid after the date the same was due, it shall bear interest from the due date at the rate published as the “prime rate” in The Wall Street Journal, as it may be adjusted from time, to time, plus four percent (4%) per annum, but in no event more than the maximum rate of interest allowed by law, the payment of which shall be additional rent.

2.12	Renewal Option

A. Provided that (i) a default as described in Section 7.1 of the Lease shall not have occurred and be continuing beyond any applicable cure period on the day on which Tenant purports to exercise the Renewal Option (defined below) or on the first day of the Renewal Term (as defined below), and (ii) the Tenant named herein or a Tenant Affiliate is actually occupying the entire Premises as of each of said dates, Tenant shall have the option (“Renewal Option”) to renew the Term of this Lease for one (1) additional period of five (5) years (the “Renewal Term”), unless sooner terminated as provided in this Lease, subject to all the terms of this Lease except for the change in Fixed Rent as provided below.

B. Tenant shall exercise the Renewal Option, if at all, by giving written notice (“Notice to Renew”) of exercise to Landlord no later than nine (9) months prior to expiration of the Term. If Tenant fails to give such notice to Landlord within such time, Tenant shall be deemed to have waived the right to exercise the Renewal Option. Upon Tenant’s exercise of the Renewal Option, the Term shall be deemed to include the Renewal Term.

C. The annual Fixed Rent payable during the Renewal Term shall be the fair market rent for comparable first class office space in effect in the 128 Office market on the commencement date of the Renewal Term (the “Fair Market Rent”). The determination of Fair Market Rent (whether such determination is made by Landlord and/or Tenant or the brokers referenced herein) shall take into account factors such as (but not limited to) the rental rate currently required to be paid by Landlord for space at the Property, the term of the lease, the base year for operating expenses and taxes, brokerage commissions, the then condition of the applicable space and the level of any inducements being offered.

D. The Fair Market Rent shall be determined as follows:

(1) Within fifteen (15) calendar days after receipt of a Notice to Renew, Landlord shall furnish Tenant with Landlord’s estimate of Fair Market Rent (“Landlord’s Rent Estimate”).

(2) Within fifteen (15) calendar days after receipt of Landlord’s Rent Estimate, Tenant shall respond and specify whether and the extent to which Tenant disputes Landlord’s Rent Estimate.

(3) If Tenant disputes Landlord’s Rent Estimate, Tenant and Landlord shall negotiate in good faith for an additional thirty (30) calendar days to reach agreement on the Fair Market Rent.

(4) If Tenant and Landlord shall not have reached agreement as to the Fair Market Rent by the date which is ninety (90) calendar days after the receipt by Landlord of the Notice to Renew, Landlord and Tenant, within ten (10) calendar days after the expiration of such ninety (90) calendar day period, shall each select a real estate broker affiliated with a major Boston commercial real estate brokerage firm and having at least fifteen (15) years’ experience in the field with office properties similar to the Building in the Boston area to determine the Fair Market Rent. The two selected brokers shall within fourteen (14) calendar days appoint a third broker having the qualifications described above (the “Third Broker”). Each party shall pay the fees and expenses of the broker it selected and the fees and expenses of the Third Broker shall be borne equally by both parties.

(5) Within thirty (30) calendar days after the selection of the Third Broker, the brokers shall determine the Fair Market Rent. In the event that the brokers have not agreed upon the Fair Market Rent within such thirty (30) day period, each broker shall simultaneously deliver, within ten (10) calendar days, a written appraisal of the Fair Market Rent to Landlord and Tenant, and the Fair Market Rent shall be the average of the two closest appraisals.

(6) If Landlord or Tenant shall have failed to designate a broker within the time period provided therefor above, then the broker which has been designated, whether by Landlord or Tenant, shall alone make the determination of the Fair Market Rent. If Tenant and Landlord have both designated brokers but the two brokers so designated do not agree upon and designate the third broker willing so to act within the time period provided therefor above, the Tenant, the Landlord or either broker previously designated may request the Greater Boston Real Estate Board, Inc. to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though such broker had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the broker first appointed or the said Greater Boston Real Estate Board, Inc., as the case may be, whichever made the original appointment.

ARTICLE III

CONSTRUCTION

3.1	Premises As Is

EXCEPT FOR LANDLORD’S WORK, THE PREMISES ARE LEASED “AS IS” AND “WHERE IS” AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY WHATSOEVER, INCLUDING ANY WARRANTY OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR INTENDED USE.

3.2	Landlord’s Work

Landlord shall prepare the Premises for Tenant’s use in accordance with the provisions of the Work Letter attached hereto as Exhibit C. Landlord’s Work (as defined in the Work Letter) shall be considered “Substantially Completed” when Landlord’s Work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing unreasonable interference with Tenant’s use of the Premises (i.e., so called “punch list” items).

3.3	General Provisions Applicable to Construction

All construction work required or permitted by this Lease, whether by Landlord or Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Property. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects.

3.4	Liens

Tenant will not permit any mechanic’s lien or other liens to be placed upon Tenant’s Space or the Property as a result of any materials or labor ordered by Tenant or any of Tenant’s agents, officers, or employees. If such a lien is filed, then within five (5) days after Landlord has delivered notice to Tenant, Tenant must either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security satisfactory to Landlord. If Tenant fails to comply with the foregoing provisions of this Section 3.4, Landlord may exercise its self-help rights set forth in Section 8.6 to discharge or bond over the lien at Tenant’s sole cost and expense in any manner deemed appropriate by Landlord in its sole discretion.

3.5	Soft Cost Allowance

Within thirty (30) days after Tenant has taken occupancy of substantially all of the Premises and has paid to Landlord the first installment of Fixed Rent hereunder, Tenant may submit an invoice to Landlord for reimbursement of a portion of its costs up to $17,523 (the “Allowance”) incurred by Tenant with respect to Tenant’s physical move, tel/data wiring and furniture installation. Simultaneously with submission of such invoice, Tenant shall provide Landlord documented evidence of such expenditures in form reasonably satisfactory to Landlord. Landlord shall pay Tenant an amount equal to such properly invoiced and documented expenses up to the Allowance.

ARTICLE IV

LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

Landlord covenants:

4.1	Services Furnished by Landlord

To furnish, through Landlord’s employees or independent contractors, services, utilities, facilities and supplies set forth in Exhibit D equal in quality to those customarily provided by landlords in similar first class office buildings in the Boston area.

4.2	Additional Services Available to Tenant

To furnish, through Landlord’s employees or independent contractors, at Tenant’s expense, reasonable additional building operation services which are usual and customary additional services in similar first class office buildings in the Boston area upon reasonable advance request of Tenant at reasonable, equitable market rates from time to time established by Landlord.

4.3	Roof, Exterior Wall, Floor Slab and Common Facility Repair

Except as otherwise provided in ARTICLE VI, to make such repairs to the roofs and gutters, pylon signs, exterior walls, other structural components, floor slabs, footings, foundations, walls between tenants, utility and mechanical lines from the public mains and serving the Premises, exterior glass (except as set forth in Section 5.2) and common areas and facilities including all utilities and elevators, of the Property as may be necessary to keep them in good order, repair and condition, the expense of which shall be charged in accordance with Section 2.7.

4.4	Quiet Enjoyment

That Tenant on paying the Fixed Rent and additional rent and performing the obligations of Tenant in this Lease shall peacefully and quietly have, hold and enjoy the Premises and its rights set forth in this Lease without interference from Landlord, or persons claiming by, through or under Landlord, subject to all of the terms and provisions hereof.

4.5	Interruptions and Delays in Service and Repairs, etc.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents’ entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor except as expressly otherwise provided in Section 6.1 shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage Landlord shall exercise commercially reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use commercially reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

4.6	Payment of Litigation Expenses

To pay all reasonable costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease.

4.7	Landlord to Maintain Insurance; Waiver of Subrogation

Landlord shall procure and maintain the following:

(a) All risk property insurance on the Property in an amount equal to the replacement value of the Property, which insurance shall be subject to a commercially reasonable deductible. Landlord shall not be obligated to insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Premises or any alteration, addition, or improvement which Tenant may make upon the Premises. In addition, Landlord may elect to secure and maintain rental income insurance, in which case Tenant shall not be obligated to pay Fixed Rent or additional rent to the extent that Landlord actually receives proceeds from such rental income insurance on account of such Fixed Rent or additional rent. If the annual cost to Landlord for such property or rental income insurance exceeds the standard rates because of the nature of Tenant’s operations, Tenant shall, upon receipt of appropriate invoices, reimburse Landlord for such increased cost.

(b) Commercial general liability insurance, which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant. Tenant shall not be named as an additional insured on any policy of liability insurance maintained by Landlord.

(c) Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of the Premises to the extent that Landlord’s property insurance policies then in force insure against such damage or destruction permit such waiver and only to the extent of insurance proceeds actually received by Landlord for such damage or destruction after using commercially reasonable efforts to collect such proceeds.

(d) Landlord will not be responsible for or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or in any part of the premises adjacent to or connected with the Premises or any part of the Building or for any loss or damage resulting to Tenant or its property from burst, stopped or leaking water, gas, sewer or steam pipes or falling plaster, or electrical wiring or for any damage or loss of property within the Premises from any causes whatsoever, including but not limited to theft, and/or acts or threatened acts of terrorism, damage or injury due to mold, excepting only losses or damages resulting from the gross negligence or willful misconduct of Landlord. Landlord and, except with respect to damages resulting from a holdover by Tenant pursuant to Section 8.15 below, Tenant will not be liable under any circumstances to the other for any incidental or consequential damages.

(e) Landlord, its agents, servants, employees, invitees, or contractors (each an “Indemnified Party”) shall not be liable to Tenant and Tenant hereby waives all claims against each Indemnified Party for any injury to or death of any person or damage to or destruction of property in or about the Premises or the Property by or from any cause whatsoever, including, without limitation, gas, fire, oil, electricity or leakage of any character from the roof, walls, basement or other portion of the Premises or the Property, but excluding, however, the gross negligence or willful misconduct of any Indemnified Party of which gross negligence or willful misconduct. Except as to injury to persons or damage to property the principal cause of which is the gross negligence or willful misconduct of an Indemnified Party, Tenant shall indemnify, defend and hold each Indemnified Party harmless from and against any and all expenses, including reasonable attorneys’ fees, in connection therewith, arising out of any injury to or death of any person or damage to or destruction of property occurring in the Premises, or any part thereof, from any cause whatsoever. This Section (as well as any other provisions of this Lease dealing with indemnification of Indemnified Parties by Tenant, including without limitation Sections 5.5, 5.7 and 5.8) shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except to the extent otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.”

(f) To the maximum extent permitted by law, Tenant shall indemnify, defend and hold harmless Landlord (including reasonable attorneys’ fees, investigation costs and remediation costs) from and against any and all claims, demands, liabilities, damages, judgments, fines and penalties which in any manner whatsoever arise out of or are in any manner related to: (i) Tenant’s failure to maintain the Premises pursuant to Section 5.2 of this Lease; or (ii) the presence of mold in the Premises or Building which was caused by Tenant.

ARTICLE V

TENANT’S COVENANTS

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

5.1	Payments

To pay when due all Fixed Rent and additional rent and all charges for utility services rendered to the Premises and, as further additional rent, all charges for additional services and utilities rendered pursuant to Section 4.2.

5.2	Repair and Yield Up

Except as otherwise provided in ARTICLE VI and Section 4.3, at its sole cost and expense, to keep the Premises in the same (or better) condition as the Premises were delivered to Tenant on the Commencement Date, and all glass in windows (except glass in exterior walls of the Building unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same quality as that injured or broken, damage by fire and other casualty and reasonable wear only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises and all alterations and additions thereto in such condition, damage by fire and other casualty excepted, first removing all goods and effects of Tenant and all alterations and additions made by Tenant and all partitions, unless expressly instructed by Landlord that such items shall remain, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat and in reasonably tenantable condition for office use. Notwithstanding the foregoing, at the time Tenant requests to make any alteration or improvement to the Premises, Tenant may request that Landlord advise Tenant whether or not Landlord will require such alterations or improvements to be removed from the Premises upon expiration or termination of this Lease, and Landlord shall so advise Tenant if, as and when it consents to such alterations or improvements.

5.3	Use

To use and occupy the Premises for the Permitted Uses, and not to injure or deface the Premises, or the Property, nor to permit in the Premises any auction sale, or inflammable fluids or chemicals (except that Tenant may keep and use in the Premises normal office supplies in full compliance with law), nor to permit any nuisance, or the emission from the Premises of any objectionable noise or odor, nor to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or liable to render necessary any alteration or addition to the Building. Tenant shall have the right to vacate the Premises so long as Tenant continues to fulfill its obligations under this Lease.

5.4	Obstructions; Items Visible from Exterior; Rules and Regulations; Signs

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Property; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with Landlord’s Rules and Regulations set forth in Exhibit E and all other reasonable Rules and Regulations now or hereafter made and indiscriminately applied by Landlord, of which Tenant has been given notice, for the care and use of the Building and Lot and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such Rules and Regulations. At Landlord’s cost, Tenant’s name shall be displayed on the tenant directory within the Building and on the doors to the Premises in accordance with Landlord’s standard graphics or such other graphics as Landlord shall approve in its sole discretion. Except on such directory and doors to the Premises and on floors of the Building occupied solely by Tenant, no other signs for Tenant on the interior of the Building will be permitted without Landlord’s consent which will not be unreasonably withheld.

5.5	Safety Appliances; Hazardous Materials

To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant or its employees, agents, officers, customers or clients other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.

Tenant shall not cause (or suffer or allow its employees, agents, contractors or invitees to cause) any hazardous materials to be used, generated, stored or disposed of on, under or about the Premises except in accordance with applicable law. Tenant shall defend, indemnify and save harmless Landlord from and against any injuries, claims, accidents, damages, liabilities and expenses and any contamination of or injury to the Premises or the Building or the Lot (including reasonable counsel fees) arising out of any breach of Tenant’s obligations under this Section 5.5 or any storage, use, disposal or release of the foregoing materials.

Tenant shall provide Landlord on February 1 and August 1 of each year of the Term with a list of the names and quantities of all hazardous materials generated, stored or used at the Premises except for ordinary office products. Material Safety Data Sheets shall be provided for all such substances. Storage of all hazardous materials shall be in accordance with applicable federal, state and local laws, regulations and ordinances. Tenant shall prepare and follow a spill prevention and countermeasure plan for such substances. Transfer and mixing of hazardous materials shall be performed in a designated area designed and operated to prevent spilling, leakage or runoff from escaping from the Premises. Tenant shall comply with all applicable OSHA rules applicable to its business and the handling of hazardous materials.

Tenant shall immediately notify Landlord both by telephone and in writing of any spill or unauthorized discharge or release of hazardous materials. At the expiration or termination of this Lease, Tenant shall yield up the Premises free of all hazardous materials and contaminants of any kind resulting from Tenant’s use of the Premises or any action of Tenant, its employees, agents, contractors and invitees.

For purposes of this paragraph the term hazardous material shall mean, (i) “hazardous substances” or “toxic substances” or “oil” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 or the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E; (ii) “hazardous wastes,” as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. § 6901, et seq.; (iii) any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material; (iv) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. § 2011, et seq.; (v) asbestos in any form or condition; and (vi) polychlorinated biphenyls (PCBs) or substances or compounds containing PCBs.

5.6	Assignment; Sublease

(a) Without prior written consent of Landlord, not to assign, mortgage, pledge or otherwise transfer this Lease or its rights hereunder, or to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, except that Tenant may assign this Lease without Landlord’s consent to (i) an entity controlling, controlled by or under common control with Tenant, or (ii) an entity purchasing all of Tenant’s business, assets and liabilities or into which Tenant is merged or consolidated (each entity described in clauses (i) and (ii) of this sentence, a “Tenant Affiliate”), only if such Tenant Affiliate has a net worth at least equal to that of Tenant as of the date of this Lease. In connection with any request by Tenant for such consent to assignment or subletting, to submit to Landlord in writing (i) the name of the proposed assignee or sublessee, (ii) such information as to its financial responsibility and standing as Landlord may reasonably require, (iii) the basic terms and provisions upon which the proposed assignment or subletting is to be made and other reasonable information requested by Landlord; and (iv) the nature of its business and proposed use of the Premises. Tenant shall supply such additional information as Landlord reasonably requests.

(b) Tenant shall not offer to make or enter into negotiations with respect to an assignment or sublease (i) to any tenant in the Building or the adjacent building at 890 Winter Street, Waltham, Massachusetts, unless Landlord has no other space in the Building suitable to accommodate such tenant, (ii) to any party with whom, to Tenant’s knowledge (after first consulting with Landlord), Landlord is then negotiating (or with which it has negotiated in the last six months) with respect to space in the Building or such adjacent building, or (iii) to any party which would be of such type, character or condition as to be inappropriate as a tenant for a comparable office building.

(c) Except with respect to an assignment or sublease to a Tenant Affiliate, if Tenant intends to assign this Lease or sublease fifty percent (50%) or more of the Premises, it shall notify Landlord thereof together with identification of the space involved and the contemplated economic terms (“Tenant’s Assignment/Sublease Notice”), and Landlord shall have the option, exercisable by notice to Tenant given within fifteen (15) days after receipt of any such notification and information, to terminate this Lease in the case of a proposed assignment or to terminate this Lease with respect to the space to be sublet in the case of a proposed sublease of at least fifty percent (50%) of the Premises, which termination shall be effective as of the commencement date of such assignment or sublease set forth in Tenant’s Assignment/Sublease Notice. In no event shall Landlord’s right of recapture apply in case of a sublease to a Tenant Affiliate where Tenant will continue to occupy a substantial portion of the Premises.

(d) If Landlord does not exercise its right to terminate this Lease pursuant to the foregoing provisions, Landlord shall not unreasonably withhold or delay its consent to an assignment or subletting materially consistent with the information supplied by Tenant in its notification, provided that the terms and provisions of such assignment or subletting, mutatis, mutandis, shall specifically make applicable to the assignee or sublessee all of the provisions of this Section 5.6 so that Landlord shall have against the assignee or sublessee all rights with respect to any further assignment and subletting which are set forth herein; no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee); no consent to any of the foregoing in a specific instance shall operate as a waiver in a subsequent instance; and no assignment shall be binding upon Landlord or any of Landlord’s mortgagees, unless such assignee or subtenant agrees to be bound by all of Tenant’s obligations set forth in this Lease, mutatis mutandis. Should Landlord exercise its right to terminate this lease to only a portion of the Premises, Tenant shall be obligated to reimburse Landlord for the cost of demising walls, doors and partitions in compliance with applicable codes and at Building standard finishes, but only to the extent that such demising would have occurred had the Landlord not exercised such termination right and Tenant proceeded with its contemplated assignment or sublease.

(e) It shall be reasonable for Landlord to refuse consent to any assignment or sublease to any governmental agency or to any entity which by reputation or expected use is not comparable to other types of tenants in the Building or to an entity which is a tenant of the Property or the adjacent building for which Landlord has other suitable accommodations for such tenant in such buildings or to an entity which does not have, in Landlord’s sole good faith determination, a net worth equal or greater to Tenant’s net worth as of the date of this Lease or if the assignment or sublease would cause Landlord to be in violation or any laws or any other lease, Mortgage or other agreement. If Tenant disputes Landlord’s decision to deny consent to an assignment or sublease, Tenant’s sole remedy shall be to seek injunctive relief. Depending on assignee’s or sublessee’s financial standing, Landlord may require a security deposit as a condition of its consent.

Without limitation of the rights of Landlord hereunder, if there is an assignment of this Lease by Tenant or a subletting of the Premises by Tenant at a rent which, in either case, exceeds the rent payable hereunder by Tenant, Tenant shall pay to Landlord, as additional rent, fifty percent (50%) of such excess rent, after first deducting the reasonable costs incurred by Tenant in connection with such assignment or sublease, including without limitation brokerage fees, attorneys fees, improvement allowances and other tenant concessions. For purposes of this Section 5.6, the term “rent” shall mean all Fixed Rent, additional rent or other payment and/or consideration payable hereunder.

The term “subletting” or “sublease” shall not only mean a sublease, but also any license or concession agreement or agreement for the use, occupancy or utilization of the Premises. Tenant shall reimburse Landlord for its reasonable legal and other expenses in connection with any request for consent under this Section.

5.7	Indemnity; Insurance; Waiver of Subrogation

A. To defend with counsel first reasonably approved by Landlord, save harmless, and indemnify Landlord, its agents and employees, from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees), (i) arising from (a) Tenant’s violation of this Lease or the negligence or other misconduct of Tenant, its employees, agents or invitees, or (b) from any use made or thing done or occurring on the Premises not due to the gross negligence or willful misconduct of Landlord or its agents or employees, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease;

B. In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the Term, within ten (10) days following Landlord’s request thereof and fifteen (15) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

C. The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Section 4.7(c) of this Lease. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

D. Tenant, at Tenant’s expense, agrees to keep in force during the Term of this Lease:

(i) Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Property. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000

General Aggregate	$2,000,000

Products/Completed Operations Aggregate	$1,000,000

Personal and Advertising Injury Liability	$1,000,000

Fire Damage Legal Liability	$100,000

Medical Payments	$5,000

Any general aggregate limit shall apply on a per location basis. Tenant’s commercial general liability insurance shall name Landlord, Waltham Winter Street 880 LP, Waltham Winter Street 890 Winter Street, Clarion Partners, LLC, CB Richard Ellis NE Partners, LP and any other party reasonably requested by Landlord, as additional insureds (collectively, the “Additional Insured Parties”). This coverage shall be written on the most current ISO CGL form or a policy form that provides similar coverages if acceptable to Landlord in its reasonable discretion, shall include blanket contractual liability, broad form property damage liability, premises/operations and products/completed operations hazards, and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(ii) Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence.

(iii) Workers’ compensation insurance in accordance with the laws of the state in which the Premises are located and employer’s liability insurance in an amount not less than $1,000,000.

(iv) Umbrella/excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business automobile liability, and employers liability policies with the following minimum limits:

Each Occurrence	$5,000,000

Annual Aggregate	$5,000,000

These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers’ liability insurance required herein. Such excess liability policies shall name the Additional Insured Parties as additional insureds.

(v) All risk property insurance including theft, sprinkler leakage and boiler and machinery coverage on all of Tenant’s trade fixtures, furniture, inventory and other personal property in the Premises, and on any alterations, additions, or improvements made by Tenant upon the Premises all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Premises. Landlord reserves the right to request Tenant to have an appraisal of its trade fixtures, furniture, inventory and other personal property in the Premises done not less than once every three (3) years during the Term at Tenant’s sole cost.

(vi) Business income and extra expense insurance with limits not less than one hundred percent (100%) of all charges payable by Tenant under this lease for a period of twelve (12) months.

E. All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Property is located with a rating of at least “A – X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Certificates of insurance, reasonably acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Premises and ten (10) days following each renewal date. Certificates of insurance shall include an endorsement for each policy showing that (i) the Additional Insured Parties are included as additional insureds on liability policies; or, in the alternative to providing a certificate of insurance showing the Additional Insured Parties with the Landlord so named, Tenant’s insurance policy may provide for same and Tenant shall deliver a copy of such policy to Landlord, and (ii) that Landlord is named as a loss payee on the property insurance as stated in Section 5.7D(v) of this Lease. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel or non renew the policy without at least thirty (30) days’ prior written notice to Landlord. Tenant further shall endeavor to have the insurer include an endorsement for each policy whereby the insurer agrees not to materially alter the policy without at least thirty (30) days’ prior written notice to Landlord; provided that if the insurer does not offer such an endorsement, Tenant shall notify Landlord at least ten (10) days prior to any material alteration to any such policy. The above requirements shall apply equally to any contractor or subcontractor engaged by Tenant’s contractor.

F. Tenant insurance requirements stipulated in this Section 5.7 are based upon current industry standards. Landlord reserves the right to require additional coverage or to increase limits consistent with changes in such industry standards.

G. Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability (including completed operations coverage for a period of three (3) years following completion of the work), business automobile liability, umbrella/excess liability, worker’s compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease. Contractor shall name the Additional Insured Parties as additional insureds on the liability policies required hereunder.

H. Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of any property of Tenant to the extent that Tenant’s property insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction.

5.8	Personal Property at Tenant’s Risk

That notwithstanding anything to the contrary, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Lot shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except, to the extent caused by Landlord’s negligence or willful misconduct and also except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law.

5.9	Right of Entry

To permit Landlord and its agents after reasonable notice (which may be oral) except in the case of an emergency: to examine the Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant’s expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like visible from the exterior of the Building not consented to in writing; and to show the Premises to prospective tenants during the last eighteen (18) months of the Term and to prospective purchasers and mortgagees at all reasonable times. In exercising its rights under this paragraph, Landlord shall use commercially reasonable efforts to avoid interference with Tenant’s business.

5.10	Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of eighty (80) pounds of live load per rentable square foot of floor area (partitions shall be considered as part of the live load); Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as properly to distribute the weight thereof; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise.

5.11	Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon personal property (including without limitation, fixtures and equipment) in the Premises to whomever assessed if failure to pay would result in a lien on the Property.

5.12	Payment of Litigation Expenses

As additional rent, to pay all commercially reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease.

5.13	Compliance with Insurance Regulations

Not to do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with the terms of the Massachusetts standard form of fire, boiler, sprinkler, water damage or other insurance policies covering the Building and the fixtures and property therein; Tenant shall, at its own expense, comply with all rules, regulations, and requirements of the National Board of Fire Underwriters or any state or other similar body having jurisdiction, and shall not knowingly do or permit anything to be done in or upon the Premises in a manner which increases the rate of fire insurance upon the Building or on any property or equipment located therein. If activity, use, or occupancy by Tenant, its employees, agents or invitees in or upon the Premises results in the increase in the rate of fire insurance upon the Building, Landlord shall bill Tenant for such excess and Tenant shall promptly pay such excess insurance costs. Notwithstanding the foregoing, such billing by Landlord and payment by Tenant shall not waive Landlord’s right to require such activity to cease.

ARTICLE VI

CASUALTY AND TAKING

6.1	Termination or Restoration; Rent Adjustment

If during the Term all or any substantial part of the Premises or the Building or the Lot are damaged materially by fire or other casualty or by action of public or other authority in consequence thereof, or are taken by eminent domain, this Lease shall terminate at Landlord’s election, which may be made notwithstanding Landlord’s entire interest may have been divested, by notice given to Tenant within forty-five (45) days after the date of casualty or taking specifying the effective date of termination. If this Lease is not so terminated by Landlord, Landlord shall provide to Tenant in writing within forty-five (45) days after the casualty or taking the reasonable estimate from a contractor engaged by Landlord of the cost of repair and when the Premises or the Common Areas of the Building, as the case may be, could be restored to proper condition for occupancy by Tenant. If (i) such estimate is twelve (12) months or more after the date of the casualty or taking, (ii) except in the case of a temporary taking (i.e., a taking lasting twelve (12) months or less), if there is a taking of fifteen (15%) per cent or more of the area of the Premises and Tenant certifies to Landlord that the remainder of the Premises is insufficient for the operations of Tenant’s business, (iii) if Tenant’s access to the Premises is eliminated, or (iv) if any fire or other casualty or taking by eminent domain occurs during the last twelve (12) months of the Term, then Tenant may terminate this Lease by written notice to Landlord within twenty (20) days after receipt of such estimate or the date possession of the Premises is taken, as the case may be. The effective date of termination specified by either Landlord or Tenant shall not be less than fifteen (15) nor more than thirty (30) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage or taking, subject, however, to the following provisions. If in any such case the Premises are rendered unfit for use and occupancy and this Lease is not so terminated, Landlord shall use commercially reasonable and diligent efforts (following the expiration of the period in which Landlord or Tenant may terminate this Lease pursuant to the foregoing provisions of this Section 6.1) to put the Premises and the common areas, or in case of taking what may remain thereof (excluding in case of both casualty and taking any items installed or paid for by Tenant which Tenant may be required to remove), into proper condition for use and occupancy (in the case of a taking to the extent permitted by the net award of damages and in the case of a casualty, to the extent of the net insurance proceeds and any retained amount), and a just proportion of the Fixed Rent and additional rent according to the nature and extent of the injury shall be abated from the date of such casualty or taking until the Premises or such remainder shall have been put by Landlord in such condition; and in case of taking which permanently reduces the area of the Premises, a just proportion of the Fixed Rent and additional rent shall be abated for the remainder of the Term.

6.2	Eminent Domain Award

Landlord reserves to itself any and all rights to receive awards made for damages to the Premises and Building and Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from to time request. Tenant hereby irrevocably designates and appoints Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and on its behalf any such further assignments thereof. Notwithstanding the foregoing, Tenant shall be entitled to any damages for personal property of Tenant and for reasonable relocation expenses which are available to Tenant in a separate action or separate award.

ARTICLE VII

DEFAULT

7.1	Events of Default

If any default, breach or failure of performance by Tenant of any agreement, covenant, condition, provision, or warranty contained herein continues, in cases of failure to pay Fixed Rent or additional rent or other payments required hereunder (i) within five (5) business days after notice from Landlord to be given no more than two (2) times in any calendar year (or after two (2) such notices in any calendar year, on the date due), or (ii) in cases other than monetary defaults continuing for more than thirty (30) days after notice from Landlord and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days provided Tenant commences to cure promptly and diligently pursues the cure to completion but in no case more than one hundred twenty (120) days after notice from Landlord; or if Tenant or any guarantor or any guarantors of any of Tenant’s obligations under this Lease is not paying its debts as such debts become due, becomes insolvent, files or has filed against it (and in the case of an involuntary petition such is not dismissed within 30 days after the filing) a petition under any chapter of the U.S. Bankruptcy Code (or any similar petition under any insolvency law of any jurisdiction), proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or such guarantor, then in any such case, whether or not the Term shall have begun, Landlord may immediately, or at any time while such default exists and without further notice, terminate this Lease by notice to Tenant, specifying the date on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

7.2	Landlord’s Rights and Tenant’s Obligations after Termination

In the event that this Lease is terminated under any of the provisions contained in Section 7.1 or shall be otherwise terminated for breach of any obligation of Tenant, Landlord shall have the right to exercise the following remedies:

(A) Tenant shall pay forthwith to Landlord upon demand, as compensation, the excess of the total rent reserved for the residue of the Term over the fair market rental value of the Premises for said residue of the Term (after deduction of all anticipated expenses of reletting) discounted to present value determined by reference to The Wall Street Journal listing of “Treasury Bonds, Notes, and Bills” (representative of New York, based on transactions of $1,000,000 or more), of the yield to maturity on issues closest to the expiration of the Term of this Lease. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. For purposes of clarification, Landlord shall not be obligated to wait for the original expiration of the Term of the Lease or until the Premises have been relet to exercise the foregoing remedy. Landlord may exercise such remedy immediately upon termination of the Lease, and Tenant shall be obligated to pay the applicable damages immediately upon Landlord’s demand. In no event shall Tenant be entitled to a credit if the excess of the fair market rental value of the Premises for the residue of the Term exceeds the total rent reserved for the residue of the Term.

(B) Tenant as an additional and cumulative obligation shall pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the foregoing covenant Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 7.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting reasonable expenses in connection with such reletting, including, without limitation, repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may, at Landlord’s option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, and (ii) in connection with such reletting, may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. In no event shall Tenant be entitled to a reletting credit that exceeds the amount due to Landlord under this Section 7.2.

In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.2, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 7.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and additional rent accrued under Sections 2.6, 2.7 and 2.8 in the twelve (12) months ended next prior to such termination (or, if less than 12 months remains in the Term, for such number of months so remaining in the Term) plus the amount of Fixed Rent and additional rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 7.2 up to the time of payment of such liquidated damages.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved.

ARTICLE VIII

MISCELLANEOUS

8.1	Notice of Lease; Consent and Approval; Notices; Bind and Inure

The titles of the Articles are for convenience only and are not to be considered in construing this Lease. Tenant agrees not to record this Lease, but upon request of either party both parties shall execute and deliver a notice of this Lease pursuant to M.G.L. c. 183 § 4, and if this Lease is terminated before the term expires, an instrument in such form acknowledging the date of termination. Whenever any notice, approval, consent, request or election is given or made pursuant to this Lease it shall be in writing. Communications and payments shall be addressed if to Landlord at Landlord’s Original Address or at such other address as may have been specified by prior notice to Tenant, and if to Tenant, at Tenant’s Original Address or after the Commencement Date at the Premises with a copy to Mintz Levin Cohn Ferris Glovsky and Popeo, PC, One Financial Center, Boston, MA 02111, Attn: Allan Caggiano, Esq., or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly given upon delivery in hand or one day after it is sent by overnight mail or by regularly recognized overnight courier which supplies a receipt therefor, or two (2) days after it is mailed by registered or certified mail, return receipt requested. If Landlord by notice to Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by Tenant shall be paid or given to the person designated until notice to the contrary is received by Tenant from Landlord. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 8.16.

8.2	Landlord’s Failure to Enforce

The failure of Landlord to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Fixed Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant, to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.3	Acceptance of Partial Payments of Rent; Delivery of Keys

No acceptance by Landlord of a lesser sum than the Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or surrender of the Premises.

8.4	Cumulative Remedies

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.5	Partial Invalidity

If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

8.6	Self-Help

If Tenant shall at any time default in the performance of any obligation under this Lease, after the expiration of any applicable notice and cure periods, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this

Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of two and one-half (2.5%) percentage points over the then prevailing prime rate as published in The Wall Street Journal) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

8.7	Estoppel Certificate

Each party agrees from time to time, upon not less than fifteen (15) business days’ prior written request by the other party, to execute, acknowledge and deliver to the requesting party a statement in writing certifying, to the extent the same is accurate such information that is reasonably requested by the parties including without limitation, that this Lease is unmodified and in full force and effect and to their knowledge that there are no uncured defaults of Landlord or Tenant under this Lease, that the other party has no defenses, offsets or counterclaims against its obligations under the Lease, including without limitation to pay the Fixed Rent and additional rent and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail), the dates to which the Fixed Rent, additional rent and other charges have been paid and such other matters relating to the Lease as may be reasonably requested. Any such statement delivered pursuant to this Section 8.7 may be relied upon by the parties and by a prospective purchaser or mortgagee of the Property or any prospective assignee, of any mortgagee of the Property, or by a prospective assignee, subtenant or lender of Tenant interest in this Lease, as the case may be.

8.8	Waiver of Subrogation

Any property damage insurance carried by either party with respect to the Premises or property therein shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any and all rights of recovery against the other for or arising out of damage to or destruction of any property of the other or injury or loss due to hazards to the extent that the other’s insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction.

8.9	All Agreements Contained

This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

8.10	Brokerage

Each party represents that it has had no dealings with any broker or agent other than the Broker(s) identified in Section 1.2 in connection with this Lease and covenants to defend, hold harmless and indemnify the other party and its agents from and against any and all cost, expense or liability resulting from a breach of the foregoing representation. Landlord will pay the commissions due the aforesaid Brokers in accordance with separate commission agreements.

8.11	Submission Not an Option

The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and it is not effective as a lease or otherwise until the execution by and delivery to both Landlord and Tenant.

8.12	Applicable Law

This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

8.13	Waiver of Jury Trial

LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER, ON OR IN RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR CLAIM OF INJURY OR DAMAGES.

8.14	Access and Security

Tenant shall have access to the Premises at all times, except in the event of an emergency or for safety precautions. The Building is accessed by an automated card key system. Landlord may require that parties desiring to enter the Building after regular office hours must provide proper identification. Tenant shall be responsible for any security required for Tenant’s property in or around the Premises, including, but not limited to, the loading area.

8.15	Holdover

Should Tenant holdover in occupancy of the Premises after the expiration or other termination of the Term of this Lease, without the consent of Landlord, such holding over shall be as a tenant at sufferance and Tenant shall be liable to Landlord for use and occupancy equal to one hundred fifty percent (150%) of (a) the Fixed Rent, plus (b) any additional rent in effect at the end of the Term, and also for all damages sustained by Landlord on account of such holding over. The provisions of this Section shall not operate as a waiver of any right of reentry provided in this Lease.

8.16	Limitation on Liability

In consideration of the benefits accruing hereunder, Tenant hereby covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a) The obligations of Landlord under this Lease do not constitute personal obligations of the members, trustees, individual partners, directors, officers or shareholders of Landlord or any constituent entity of Landlord, and Tenant shall not seek recourse against the members, trustees, partners, directors, officers or shareholders of Landlord or any constituent entity of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease.

(b) Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Property and the proceeds therefrom.

(c) These covenants and agreements are enforceable by Landlord, and shall bind Tenant and its successors and assigns.

8.17	Security Deposit

(a) Tenant shall provide Landlord with a letter of credit in form and substance satisfactory to Landlord and from a financial institution satisfactory to Landlord in the original amount of $125,581.52 (the “Letter of Credit”).

(b) If no default with respect to the payment of Fixed Rent or recurring additional rent shall have previously occurred and if Tenant shall not then be in default beyond applicable notice and grace periods on the applicable reduction date with respect to any obligation under this Lease, then Tenant shall be permitted to reduce the amount of the Letter Credit (i) on the date twelve (12) months after the Rent Commencement Date to $94,186.14, and (ii) on the date thirty (30) month after the Rent Commencement Date to $62,790.76

(c) The Letter of Credit may be drawn from time to time by Landlord upon Tenant’s default of its obligations under this Lease or if the Letter of Credit is about to expire and has not been renewed within thirty (30) days preceding such expiration. Should Landlord draw down the Letter of Credit, Tenant shall be obligated to restore it to its original amount.

ARTICLE IX

RIGHTS OF PARTIES HOLDING PRIOR INTERESTS

9.1	Lease Subordinate

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Property, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidation, replacements and extensions thereof and all substitutions therefor. Landlord shall use commercially reasonable efforts to obtain from the holder thereof a commercially reasonable subordination, non-disturbance agreement with Tenant in such holder’s standard form by the terms of which such holder will agree to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize and attorn to the holder of such mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing the

Premises at any foreclosure sale. Notwithstanding the foregoing, any such holder may at its election subordinate its mortgage to this Lease without the consent or approval of Tenant. Tenant agrees to execute and deliver any appropriate instruments containing commercially reasonable terms and provisions necessary to carry out the agreements contained in this Section 9.1.

9.2	Rights of Holder of Mortgage to Notice of Defaults by Landlord and to Cure Same

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of which Tenant received notice and an address to send notices, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights; and (ii) such mortgagees after receipt of such notice, have failed or refused to correct or cure the condition complained of within thirty (30) days after such notice or if not capable of cure within thirty (30) days, within a reasonable time not to exceed ninety days (90) days; but nothing contained in this Section 9.2 shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition.

[Signatures on following page]

EXECUTED as a sealed instrument in two or more counterparts on the day first above written.

LANDLORD:

WALTHAM WINTER STREET 880 LP, a Delaware limited partnership, doing business in Massachusetts as Waltham Winter Street 880 Limited Partnership

By:	Waltham Sub GP LLC, a Delaware limited liability company, its General Partner

	By:	Clarion Partners, LLC, a New York limited liability company, its Manager

		By:	/s/ Jane A. Williams
			Name:	Jane A. Williams
			Title:	Authorized Signatory

TENANT:

BG MEDICINE, INC.

By:	/s/ Charles Abdalian
	Name:	Charles Abdalian
	Title:	EVP & CFO

S-1

EXHIBIT A

Property Description

That certain parcel of land situate in the City of Waltham in the County of Middlesex, Commonwealth of Massachusetts, described as follows:

Lot 4 as shown on plan entitled “Plan of Land in Waltham, Massachusetts prepared for 880 Winter Street, L.L.C. and 890 Winter Street, L.L.C.” dated May 19, 1998 by Martinage Engineering Associates, Inc. and recorded with the Middlesex South District Registry of Deeds as Plan No. 734 of 1998.

A-1

EXHIBIT B

Floor Plan

B-1

EXHIBIT C

Work Letter

1. Landlord’s Work. This Exhibit C sets forth the obligations of Landlord and Tenant with respect to the initial improvements to be performed in the Premises to prepare the same for Tenant’s use and occupancy. Landlord shall provide a “turn-key” renovation of the Premises and construct the initial improvements as shown on the Plans (as defined below) in accordance with the terms of this Exhibit C (“Landlord’s Work”).

2. Plans. The parties have approved final architectural, electrical and mechanical construction drawings referenced in the drawing set prepared by Visnick & Caulfield Associates, Inc., as Project #2013.146, dated May 28, 2013 (the “Plans”). In the event that the building department or any other governmental or quasi-governmental agency, board or authority requires any modifications to the Plans, Landlord and Tenant agree to cooperate and work expeditiously to modify and re-submit the Plans for any necessary approvals. Approval by Landlord of Landlord’s Work and the Plans shall not constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises.

3. Performance of Landlord’s Work. Except as hereinafter provided to the contrary, Landlord shall perform Landlord’s Work shown on the Plans using building standard materials and quantities as determined by Landlord (“Building Standards”).

4. Substantial Completion. Landlord shall use commercially reasonable efforts to cause Landlord’s Work to be Substantially Completed (as defined in Section 3.2 of the Lease), subject to delays caused by Force Majeure (as defined below) and Tenant Delays (as defined in Paragraph 6 below), on or before August 1, 2013 (the “Anticipated Substantial Completion Date”). If Landlord’s Work is not Substantially Completed on or before the Anticipated Substantial Completion Date for any reason, the Lease shall remain in full force and effect; provided that the Commencement Date shall not occur until Landlord’s Work is Substantially Completed, except in the case of Tenant Delay, pursuant to Paragraph 5 below. In the event that Landlord’s Work is not Substantially Completed on or before September 30, 2013 (which date shall be extended on a day-for-day basis for Force Majeure and Tenant Delay), Tenant shall have the right, prior to the time Landlord’s Work is Substantially Completed, to terminate this Lease by providing written notice of such termination to Landlord. “Force Majeure” shall mean events beyond Landlord’s reasonable control, including, without limitation, accident; breakage; strike, lockout; act of terrorism; shortage of materials, which shortage is not unique to Landlord; governmental regulation, moratorium or other governmental action, inaction or delay; or fire, flood, unusually inclement weather, earthquake or other natural disaster.

5. Tenant Delays. In the event that Landlord’s Work is not Substantially Completed by the Anticipated Substantial Completion Date by reason of any delay attributable to Tenant (a “Tenant Delay”), then, in such event, the Commencement Date shall be deemed to be the date that Substantial Completion would have occurred but for such Tenant Delay. A Tenant Delay shall include, without limitation, any of the following:

(i)	the failure of Tenant to furnish in a timely manner all information and approvals necessary to complete the plans, drawings, specifications, finish details or the other information required under Paragraph 2 above;

(ii)	Tenant’s requirements for special work or materials, finishes, or installations other than the Building Standards or Tenant’s request for any Additional Work;

(iii)	the performance of any other work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work (including, without limitation, installation of Tenant’s furniture); or

(iv)	any other act or omission of Tenant.

6. Additional Work. If Tenant shall request any change, addition or alteration in any of the Plans (the “Additional Work”), Landlord shall have such revisions to the drawings prepared at Tenant’s cost and Tenant shall reimburse Landlord within ten (10) days of demand for the reasonable cost thereof, plus any applicable state sales or use tax thereon. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost to Landlord’s Work, if any, which will be chargeable to Tenant by reason of such Additional Work. Tenant, within three (3) business days, shall notify Landlord in writing (the “Additional Work Notice”) whether it desires to proceed with such Additional Work, provided that Tenant shall pay for any additional cost resulting from any delay in the Landlord’s Work during such time period. Landlord shall not perform any Additional Work unless and until it receives an Additional Work Notice from Tenant approving the same. In the absence of an Additional Work Notice approving such Additional Work, Landlord shall have the option to continue work on the Premises disregarding the requested Additional Work, or, after giving Tenant three (3) business days notice, Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any delay in Landlord’s Work resulting therefrom.

7. Tenant Access. Landlord, upon request by Tenant, shall grant to Tenant and Tenant’s agents a license to enter the Premises at any time from and after the date which Landlord reasonably determines to be thirty (30) days prior to the date Landlord’s Work will be Substantially Completed for the purposes of installing Tenant’s cabling in the Premises and completing other work on Tenant’s behalf in accordance with the terms and provisions of this paragraph 7; provided, however, that such work shall not interfere with Landlord’s Work. It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

(a) Tenant’s request for such early access shall be accompanied by: (i) a description of and schedule for the work to be performed by those persons and entities for whom such access is being requested; (ii) the names and addresses of all contractors for whom such early access is being requested and copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; and (iii) certificates of insurance (in amounts and with insured parties satisfactory to Landlord). All of the foregoing shall be subject to Landlord’s approval in its sole discretion.

(b) Such early access for installation purposes shall be subject to reasonable scheduling by Landlord.

(c) Tenant’s agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with (i) Landlord and Landlord’s agents in performing Landlord’s Work or any Additional Work in the Premises or work by Landlord or its agents in other premises or common areas of the Building, or (ii) the general operation of the Building. If at any time such entry shall cause or reasonably threaten to cause such disharmony or interference, Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.

Any such entry into and occupation of the Premises by Tenant shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease (including, without limitation, the insurance and indemnity provisions), excluding only the covenant to pay Fixed Rent, additional rent and electricity; provided, however, that, notwithstanding the foregoing, Tenant’s obligation to pay Fixed Rent, additional rent and electricity hereunder shall commence upon Tenant conducting any business at the Premises. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work or installations made in the Premises or to property placed therein prior to the commencement of the Term, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to the Premises or to any portion of Landlord’s Work caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers. In the event the performance of the work by Tenant, its agents, employees or contractors causes material extra costs to Landlord, Tenant shall reimburse Landlord for the entire extra cost and the cost incurred by Landlord for the engineers or operators under applicable union regulations or contracts.

8. Incorporation. The terms and provisions of the Lease, insofar as they are applicable to this Work Letter, are hereby incorporated herein by reference.

9. Additional Rent. All amounts payable by Tenant to Landlord hereunder shall be deemed to be Rent under the Lease and upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

10. Limitation. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT D

Landlord’s Services

I.	Cleaning

A.	Office Area

Daily on Business Days:

1.	Empty and clean all waste receptacles and ash trays and remove waste material from the Premises; wash receptacles as necessary.

2.	Sweep and dust mop all non-carpeted areas.

3.	Vacuum all rugs and carpeted areas.

4.	Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

5.	Wash clean all water fountains.

6.	Remove and dust under all desk equipment and telephones and replace same.

7.	Wipe clean all brass and other bright work.

8.	Hand dust all grill work within normal reach.

9.	Upon completion of cleaning, all lights will be turned off and doors locked, leaving the Premises in an orderly condition

Weekly:

1.	Dust coat racks and the like.

2.	Remove all finger marks from private entrance doors, light switches and doorways.

3.	Clean all interior glass, including sidelights and conference room glass walls.

Monthly:

1.	All vinyl floor surfaces will be cleaned

Quarterly:

Render high dusting not reached in daily cleaning to include:

1.	Dusting all pictures, frames, charts, graphs and similar wall hangings.

2.	Dusting all pictures, frames, charts, graphs and similar wall hangings.

3.	Dusting all pipes, ducts and high moldings.

4.	Dusting all venetian blinds.

B.	Lavatories

Daily on Business Days:

1.	Sweep and damp mop floors.

2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping and toilet seat hinges.

3.	Wash both sides of toilet seats.

4.	Wash all basins, bowls and urinals.

5.	Dust and clean all powder room fixtures.

6.	Empty and clean paper towel and sanitary disposal receptacles.

7.	Remove waste paper and refuse.

8.	Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

9.	A sanitizing solution will be used in all lavatory cleaning.

Monthly:

1.	Machines scrub lavatory floors.

2.	Wash all partitions and tile walls in lavatories.

C.	Main Lobby, Elevators, Building Exterior and Corridors

Daily on Business Days:

1.	Sweep and wash all floors.

2.	Wash all rubber mats.

3.	Clean elevators, wash or vacuum floors, wipe down walls and corridors.

4.	Spot clean any metal work inside lobby.

5.	Spot clean any metal work surrounding Building entrance doors.

6.	Clean glass, where appropriate.

Monthly:

All resilient tile floors in public areas to be treated equivalent to spray buffing.

As Needed:

Ash urns in Building exterior.

D.	Exterior Windows

Biannually:

Wash exterior windows.

II.	Heating, Ventilating and Air Conditioning

A. Landlord shall at all times during the Term provide heating, ventilating, and air conditioning (“HVAC”) as required to provide reasonably comfortable temperatures for normal business day occupancy (excepting holidays); Mondays through Fridays from 8:00 am to 6:00 pm and 9 am to 1 pm on Saturdays, provided that as part of Landlord’s environmental commitment, Saturday morning’s HVAC services are provided only as requested by each tenant of the Building. HVAC provided during days or hours other than those described herein shall be provided to Tenant at the rate established by Landlord.

B. Maintenance and use of any additional or special air conditioning equipment and the associated operating cost will be at Tenant’s expense. A 24-hour notice is needed to program additional comfort.

C. Holidays are defined for all purposes of this Lease, as the following days: New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day and Christmas, and other legal holidays sanctioned by the State Banking Commission.

III.	Water

Landlord shall at all times during the Term provide hot and cold water, in reasonable quantities and at temperatures consistent with first class office space, for lavatory, pantry, drinking and toilet purposes.

IV.	Elevators (Passenger and Freight). Landlord shall at all times during the Term provide:

A. Passenger: Elevators for the use of all tenants and the general public for access to and from all floors of the Building.

B. Freight: Elevators for use by all tenant deliveries for access to and from all floors of the Building.

C. Building Directory: Landlord will furnish and install Building Directory tablets, at Landlord’s expense, and the number of listings thereon for Tenant and any permitted occupants of the Premises shall be at the discretion of Landlord.

V.	Electricity

Tenant’s use of electric energy in Tenant’s Space shall not at any time exceed 8 watts per square foot of the Premises. In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the Building electric service, Tenant shall not, without prior written notice to Landlord in each instance, connect to the Building electric distribution system any fixtures, appliance or equipment which operate on a voltage in excess of 120 volts nominal or make any material alteration or addition to the electrical system of Tenant’s Space. All additional risers or other equipment required by Tenant shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand.

EXHIBIT E

Landlord’s Rules and Regulations

I.	The following regulations are generally applicable:

1. The public sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2. No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any exterior window of the Premises or any outside wall of the Building. Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

3. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.

4. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures by Tenant shall be borne by the Tenant.

5. Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, for manufacturing. Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction, except in connection with Tenant’s business.

6. Tenant must upon the termination of its tenancy, restore to the landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

7. The Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 8 a.m. and at all hours on Sunday and holidays all persons connected with or calling upon the Tenant who do not present a pass to the Building singed by the Tenant. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to the Landlord for all wrongful acts of such persons.

8. The requirements of Tenant will be attended to only upon application at the Building Superintendent’s Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

9. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

10. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, except guide dogs where necessary.

11. No Tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No Tenant shall throw anything out of the doors, windows or skylights or down the passageways.

12. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

13. No smoking shall be permitted in the Premises or the Building. Smoking shall only be permitted in smoking areas outside of the Building which have been designated by the Landlord.

14. Tenants shall reasonably cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing draperies when the sun’s rays fall directly on the windows of the Premises.

15. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building. Landlord shall promptly notify Tenant after any such changes have been made.

16. Any person desiring to use the health and fitness facility shall first execute and deliver to the Landlord a liability waiver form prepared by the Landlord.

II.	The following regulations are applicable to any additions, alterations or improvements (collectively, “Alterations” ) being undertaken by or for Tenant in the Premises:

A.	General

1. All Alterations to be made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors, subcontractors and/or mechanics approved by Landlord, such approval not be unreasonably withheld or delayed.

2. Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations. Drawings are to be complete with full details and specifications for all of the Alterations. Notwithstanding the foregoing, Tenant may make cosmetic alterations (i.e., painting, carpeting, flooring, etc) to the Premises without Landlord’s prior written approval (but upon notice to Landlord), provided that such cosmetic alterations (i) do not affect the structure of the Building or any building systems, and (ii) cost, in each instance, $50,000.00 or less.

3. Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations of any governmental agencies having jurisdiction over the Property.

4. No work shall be permitted to commence without the Landlord being furnished with a valid permit and all other necessary approvals from agencies having jurisdiction.

5. All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal Business Hours and Tenant shall provide the Building manager with at least 24 hours notice prior to proceeding with such work.

6. All inquiries, submissions, approvals and all other matters regarding Alterations to the Premises shall be processed through the Building manager.

B.	Prior to Commencement of Work

1. Tenant shall submit to the Building manager a request to perform the work. The request shall include the following enclosures:

(i)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(ii)	Where appropriate, four complete sets of plans and specifications property stamped by a registered architect or professional engineer.

(iii)	A property executed building permit application form.

(iv)	Four executed copies of the Insurance Requirements agreement in the form attached to this Lease as Exhibit F from Tenant’s contractor and if requested by Landlord from the contractor’s subcontractors.

(v)	Contractor’s and subcontractor’s insurance certificates including an indemnity in accordance with the Insurance Requirements agreement.

2. Landlord will return the following to Tenant within a reasonable time, but in no event more than forty-five (45) days after submission of the items in B1 above:

(i)	Two sets of plans approved or a disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental agencies) along with Landlord’s response to Tenant’s request for identification of Alterations that will be required to be removed at the expiration of the Term, as more fully provided in Section 5.2 of the Lease.

(ii)	Two fully executed copies of the Insurance Requirements agreement.

3. Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work. All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s Construction Representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

C.	Requirements and Procedures

1. All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer.

2. All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors approved by Landlord, which approval shall not be unreasonably withheld or delayed. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started, not to be unreasonably withheld or delayed. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

3. Elevator service for construction work shall be without charge to Tenant. Prior arrangements for elevator use shall be made with Building manager by Tenant. No material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union regulations, such engineer shall be paid for by Tenant.

4. If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s Construction Representative. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

5. Tenant’s contractor shall:

(i)	have a superintendent or foreman on the Premises at all times;

(ii)	police the job at all times, continually keeping the Premises orderly;

(iii)	maintain cleanliness and protection of all areas, including elevators and lobbies;

(iv)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(v)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(vi)	avoid the disturbance of other tenants.

6. If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

7. All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

8. A property executed air balancing report signed by a professional engineer shall be submitted to landlord upon the completion of all HVAC work.

9. Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction, where required.

10. Where appropriate, Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail.

11. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

III.	The following regulations shall be effective with respect to any plans or specifications that Tenant is required to prepare under the Lease:

Whenever Tenant shall be required by the terms of the Lease to submit plans to Landlord in connection with any improvement or Alteration to the Premises, such plans shall include at least the following:

1. Floor plan indicating location of partitions and doors (details required of partition and door types).

2. Location of standard electrical convenience outlets and telephone outlets.

3. Location and details of special electrical outlets: e.g., photocopiers, etc.

4. Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5. Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6. Location and specifications of floor covering, paint, or paneling with paint colors referenced to standard color system.

7. Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

8. Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

9. Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10. Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

11. Location and weights of storage files.

12. Location of any special soundproofing requirements.

13. Location and details of special floor areas exceeding 50 pounds of live load per square foot.

14. All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s plans.

15. All drawings to be uniform size (30’ x 46’) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16. All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable governmental authorities in connection with a building permit application.

17. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, Alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

EXHIBIT F

CONTRACTOR’S INSURANCE

Building:	880 Winter Street, Waltham, MA

Tenant:

Premises:	Rentable Square Feet of Space in the Building.

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1. Contractor agrees to indemnify and save harmless the Landlord, Landlord’s affiliates and their respective officers, employees, agents, members and partners and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2. Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)	Worker’s Compensation (including coverage for Occupational Disease) and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)	Comprehensive General Liability Insurance including coverages for Protective and Contractual liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

(c)	Personal Injury: $3,000,000 per person, $5,000,000 per occurrence

(d)	Property Damage: $3,000,000 per occurrence $3,000,000 aggregate

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(e)	Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

(i)	Bodily Injury: $1,000,000 per person, $1,000,000 per occurrence

(ii)	Property Damage: $1,000,000 per occurrence

(f)	Contractor shall furnish a certified from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation, modification or expiration of any of the foregoing policies.

(g)	Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(i)	Comprehensive General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(ii)	Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

[Remainder of Page Left Blank Intentionally]

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Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements Agreement in the same form as this Agreement.

Agreed to and executed this      day of             , 20    .

LANDLORD:

Waltham Winter Street 880 LP, a Delaware limited partnership

By:	Waltham Winter Street LLC, a Delaware limited liability company, its General Partner

	By:	Clarion Partners LLC, a New York limited liability company, its Manager

By:
Name:
Title:

CONTRACTOR:

By:
Name:
Title:

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